Exhibit 7.0

DIRECTORS’ REPORT ON THE PROPORTIONAL PARTIAL DEMERGER OF THE SHAREHOLDING OF BANCA FIDEURAM SPA IN FIDEURAM VITA SPA IN FAVOUR OF SANPAOLO IMI SPA

PURSUANT TO THE TERMS OF ARTICLE 2506 TER OF THE CIVIL CODE

WARNING FOR US SHAREHOLDERS

The information contained herein does not constitute an offer of securities for sale in the United States or offer to acquire securities in the United States.

The securities referred to herein have not been, and are not intended to be, registered under the U.S. Securities Act of 1933 (the “Securities Act”) and may not be offered or sold, directly or indirectly, into the United States except pursuant to an applicable exemption.  The securities are intended to be made available within the United States in connection with the business combination pursuant to an exemption from the registration requirements of the Securities Act.

***

The business combination described herein relates to the securities of foreign companies. The business combination is subject to disclosure and procedural requirements of a foreign country that are different from those of the United States.  Financial statements included in the document, if any, will be prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since Sanpaolo IMIand Banca Fideuram are located in Italy, and some or all of their officers and directors may be residents of Italy or other foreign countries.  You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws.  It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

TABLE OF CONTENTS

1.	INTRODUCTION

2.	BANCA FIDEURAM
2.1 Constitution, shareholders and capital
2.2 The organizational and operating structure
2.3 Recent evolution
2.3.1 Key Figures
2.3.2 Consolidated results

3.	THE SANPAOLO IMI GROUP
3.1 Constitution, shareholders and capital
3.2 Group structure and sectors of activity
3.3 Recent evolution
3.3.1 Key figures
3.3.2 Consolidated results

4.	ECONOMIC REASONS OF THE TRANSACTION

5.	DESCRIPTION AND VALUE OF ASSET ITEMS SUBJECT TO DEMERGER

6.	CRITERIA FOR DETERMINING THE RATIO OF ASSIGNMENT OF SHARES

7.	LEGAL AND ACCOUNTING PROFILES OF THE DEMERGER AND TERMS AND CONDITIONS FOR THE ASSIGNMENT OF SHARES

8.	TAX CONSEQUENCIES OF THE DEMERGER ON THE COMPANIES INVOLVED

Dear Shareholders,

The present Report proposes to illustrate and justify, in terms of legal and economic aspects, the draft demerger of the shareholding held by Banca Fideuram SpA (“Banca Fideuram”) in Fideuram Vita SpA (“Fideuram Vita” or “Company subject to demerger”) in favour of Sanpaolo IMI (“SPIMI” or “Beneficiary Company”).

1.              INTRODUCTION

The transaction illustrated below, which provides, pursuant to the terms of article 2506 and thereafter of the Civil Code, the demerger of the shareholding held by Banca Fideuram in Fideuram Vita in favour of SPIMI (the “Demerger”), falls within the framework of a re-organisation plan of the insurance assets of the SPIMI Group, approved, for what within its competence, by your Board of Directors on 13 February 2004, also aiming to strategically reinforce Banca Fideuram as a bank which specialises in financial consultancy and private banking.

The current market trend in the insurance sector has made it necessary to significantly increase the dimensions of the companies involved, with a view to broadening the services offered. In this context, your Board has considered that the objectives of reinforcement of the core business of Banca Fideuram are incompatible with the costs and investments required in order to guarantee Fideuram Vita an adequate dimensional growth.

Both the development of Fideuram Vita assets and the operative and environmental synergies between the core business of Banca Fideuram and the insurance activity appear, therefore, easier to pursue by creating an insurance centre within the SPIMI Group, the characteristics of which, in terms of dimensions and assets, may make it possible to most efficiently pursue the enhancement of value of Fideuram Vita assets.

The major stages of the process of concentrating insurance companies within the framework of the SPIMI Group with a view to creating an insurance pole within the life and damage branches, are represented by the following transactions which, while logically and legally separate, will be deliberated and enforced substantially at the same time:

•                                          Demerger of the subsidiary owned by Banca Fideuram SpA in Fideuram Vita in favour of Sanpaolo IMI SpA;

•                                          Demerger of the subsidiary owned by Sanpaolo IMI Wealth Management SpA in Sanpaolo Vita SpA in favour of Noricum Vita SpA;

•                                          Merger by incorporation of Fideuram Vita and Sanpaolo Vita SpA into Noricum Vita SpA.

This concentration process, at the end of which it will be created an Italian life company almost totally controlled by Sanpaolo IMI SpA, is subject to the obtainment of the approval by ISVAP (Italian supervisory body for private insurance) and the authorisation of the Bank of Italy, as well as the completion of all the above-mentioned transactions, and therefore of the proposed Demerger.

The trend to concentrate in the insurance sector is the result of multiple factors including the reform of sickness insurance and the socio-demographic evolution which, on the one hand, have caused new sickness insurance needs and personal risks cover to emerge, and on the other hand, generated a growing demand for specialisation of skills in the insurance field.

The Board considers that the Demerger and the planned inclusion of insurance activities within the framework of the SPIMI Group, at present fragmented into various productive units, will allow Banca Fideuram to concentrate on its core business and make it possible for Fideuram Vita to pursue the necessary dimensional growth policy within an insurance pole which makes it possible to:

•                                          simplify and rationalise the presence on the insurance market (eliminating duplications between the various product factories within the Sanpaolo IMI Group and encouraging increases of efficiency by means of cost synergies and economies of scale), as well as capacity in terms of product innovation and the range of offer and centring of risks control processes;

•                                          an even better enhancement of value of the distribution networks of Banca Fideuram in the various commercial settings and skills matured by them.

The planned Demerger is therefore proposed to contribute to the creation of economic value for the shareholder of Banca Fideuram, making it possible to focus financial resources — otherwise requested by the maintenance and development of the insurance sector — on the growth and reinforcement of the core business of financial consultancy and private banking.

In particular, the fact that Banca Fideuram is leaving the insurance technical management will allow a three-fold benefit to emerge:

•                                          to annul the requested absorption of capital (also as effect of the introduction of the principles established by Basilea II) in order to sustain the growth of insurance activity, releasing resources which may be allocated for the expansion of financial activity;

•                                          to mitigate the vulnerability of Banca Fideuram’s business system to (i) financial risks linked to rates trend and (ii) to demographic risks;

•                                          contribute to setting up an insurance centre within the SPIMI Group which may provide a complete range of insurance products to clients, and allow Banca Fideuram to avoid the investments required in order to remain competitive in a market context of increasing complexity (such as, for example, integration of financial and sickness insurance elements, evolution towards the pure insurance risk etc.).

The planned Demerger, therefore, certainly does not prejudice but indeed reinforces the business model and control of levers for the creation of economic value centred on a clear prevalence of the financial assets (about 80% of the assets in management at Banca Fideuram are actually invested in financial products (to a great extent, unit trusts and assets management), while the residual 20% is invested in life insurance products (unit-linked policies), also with a prevalent financial connotation).

The creation of value for Banca Fideuram on the outcome of the Demerger is realised, from an operational prospective, by stipulating a commercial distribution agreement of insurance products between the insurance pole being set up and Banca Fideuram which, under market conditions and for a defined period , guarantees (i) an extension and deepening for Banca Fideuram of the insurance product range offered, and (ii) maintenance of the current levels of commercial efficiency and customer service.

To sum up, the Demerger will allow Banca Fideuram to reinforce the business model with focus on financial consultancy activities, asset management and private banking, and distribute the products to a major insurance company (that is the insurance centre being set up) which is in a position to be compared with the major national and definition players (and thus be more competitive with them in terms of the product range offered to its own clients).

The planned partial Demerger allows for the reduction of the net assets of Banca Fideuram, realised by means of proportional reduction of the share capital and reserves (as described in greater detail in paragraph 4 herein) and the issue in favour of the shareholders of Banca Fideuram, other than SPIMI, of shares of the Beneficiary Company of the Demerger.

In order to determine the ratio of shares assignment concerning the planned Demerger, Banca Fideuram benefited from the collaboration of Citigroup, as qualified independent consultant (the “Advisor”). Taking into account the peculiar techniques which characterise the appraisal of an insurance company, Fideuram and SPIMI have also appointed Tillinghast-Towers Perrin in order to arrange an actuarial evaluation of Fideuram Vita on 31 December 2003.

The process of appraisal of the shares assignment ratio to be used for the purposes of the Demerger has been based on the evaluation of the economic capital of Fideuram Vita and SPIMI (taking into account the effects of the acquisition of the shareholding in Fideuram Assicurazioni SpA) on a stand-alone basis.

On this basis, the Board determined the number of ordinary SPIMI shares to be attributed to the shareholders of Banca Fideuram other than SPIMI, at the service of the Demerger, represented by the ratio between the economic value of the spun off shareholding calculated for each Banca Fideuram share and the economic value of each ordinary SPIMI share.

Under a civil law point of view, the Demerger will take place pursuant to the terms of articles 2506 and followings of the Civil Code, and according to the terms and conditions contained in the draft demerger project. The assignment in favour of the shareholders of Banca Fideuram of the shares of the Beneficiary Company takes place in proportion to the quota of shares owned in the Company subject to the Demerger by each shareholder other than the Beneficiary Company, and the assignment ratio is established as follows:

0.07470 SPIMI shares for each Banca Fideuram share owned.

The adequacy of the above-mentioned assignment ratio will be the object of a report by Reconta Ernst & Young SpA which, by order of the Court of Rome dated 26 April 2004, was appointed as expert pursuant to the terms of articles 2506 ter/2501 quater of the Civil Code.

Pursuant to the terms of article 2506 quarter of the Civil Code, the effects of the Demerger will start running as from the last date of registration of the deed of demerger or any other date thereafter which is, eventually, indicated in the demerger deed.

2.              BANCA FIDEURAM

2.1 CONSTITUTION, SHAREHOLDERS AND CAPITAL

In 1968 IMI acquired the Italian assets of International Overseas Services (IOS), converging them in the newly established Fideuram.

Fideuram’s first activity was the offer, through a network of about 300 Financial Planners, of mutual investment funds regulated by Luxemburg Law. In 1984, following the approval of the law enabling the set-up and commercialization of mutual investments regulated by Italian Law, Fideuram offered its customers its first Italian mutual funds.

In January 1992, Banca Fideuram was born from the merger of two IMI Group companies, Banca Manusardi and Fideuram. In September of the same year Banca Fideuram was quoted on the Borsa Valori di Milano.

The experience gained in managing private assets and cooperating with the American company Frank Russel led, in 1997, to the creation of a personalized financial planning service with technologically innovative elements: Personal Financial Planning.

After forming Fideuram Bank Luxembourg in 1998, Banca Fideuram extended its activities, in 2000 to France with the acquisition of the Wargny Group and in 2001 to Suisse with the establishment of Fidueram Bank (Suisse).

In 2002 Banca Fideuram acquired Banca Sanpaolo Invest and with about 55 billion euro in volumes administered and more than 4,700 financial planners (private bankers) became the first multi-channel bank-network in Italy.

Banca Fideuram’s share capital is made up of 980,290,564 ordinary shares each with a nominal value of 0.26 euro. 73.4% of the capital is controlled directly (64.1%) or indirectly (9.3%, through Invesp S.p.A.) by SANPAOLO IMI. The remainder (26.6%) is floating. As of 31 December 2003, there are no other shareholders with more than a 2% share.(1)

Free float
26.6%
San paolo IMI 73.4%

The Banca Fideuram is listed on the Milan Stock Exchange and is part of the Italian Blue Chips index (Mib 30), which includes the companies with higher capitalisation and liquidity.

1 Including the legislative Decree no. 58/1996 Part IV, Heading III, Section II, Article 120 (obligations of communication of significant holdings), paragraph 2.

As of 31 March 2004, Banca Fideuram has a Tier 1 capital of 683 million euro, corresponding to 31.9% of the risk weighted assets, and a regulatory capital of 895.2 million euro (41.9% of the risk weighted assets).

The financial soundness of the company is also witnessed by the rating attributed to it by Standard & Poor’s: A- in the short term, A+ in the medium/long term.

2.2 THE ORGANIZATIONAL AND OPERATING STRUCTURE

Banca Fideuram is one of the leaders in private banking in Italy and Europe, with about 59.5 billion euro assets under management (as of 31 March 2004) and Italian and foreign companies specialized in managing financial, insurance and welfare products. In addition to these products activities, it carries out also the traditional banking services and trading of shares, available also on line.

The service to more than 750,000 customers is guaranteed by a total of 4,543 private bankers, 3,413 of whom belong to the Banca Fideuram network while 1,130 belong to the Sanpaolo Invest network. Banca Fideuram, through the Fideuram Wargny subsidiary, is also present in France.

The Banca Fideuram business model is made up of:

•                                          a unitary governance structure of the whole Bank which formulates strategies, allocates human and financial resources in order to accomplish these strategies and exercises controls;

•                                          the individual and reciprocally independent private banker networks, called upon to maximize commercial and economic results;

•                                          a shared infrastructure comprising the production, service and operating process areas, called upon to plan and manage the services commercialized by the networks and manage operations from an administrative and information point of view, using highly automated processes.

2.3 RECENT EVOLUTION

After the end of the 1999-01 three-year plan, at the end of which the company had successfully completed another significant expansion (increasing volumes administered by 51% and the network of private bankers by 20%) and maintained high levels of profitability and capital increase, Banca Fideuram faced a challenge: to define and implement a strategy to create value and levels of excellence in serving customers, even in hostile or uncertain market situations.

The new focus took place in the two year period from 2002 to 2003, by means of the following actions:

•                  the purchase (and subsequent integration/commercial re-launch) of Sanpaolo Invest, which constitued a large scale recruitment transaction whereby the contingent market situation made an organic growth excessively onerous;

•                  the direction of the commercial activity, in the complex context of the markets, on managed savings, by introducing an innovative Network bonus system.

The 2002-3 biennial was accompanied by another important phenomenon, as a result of the company’s decision to sacrifice short-term profitability and assign the maintenance of relationships with customer a leading role:  the significant reduction of the equity element within the volumes of funds, managements and unit-linked products, which went down from more than 50% to about 30% during 2002, remaining just above the minimum until the end of 2003.

The strategic approach described until this point, while being designed within a context of crisis of the financial markets and uncertainty, may be easily re-adapted also to a growth scenario with more stable and/or favourable markets, simply by going back to taking action on the organic growth lever.

2.3.1 Key figures

					Var.%
					31.3.2004
			Change		over
	31.3.2004	31.3.2003%		31.12.2003	31.12.2003

Net asset management flow (million euro)	347	846	-59	3.559	-90
Total net flow (million euro)	(30)	118	n.s.	1.203	n.s.
Assets under management totals (million euro)	59.450	54.201	10	58.129	2
Consolidated net income (million euro)	67,1	29,3	129	175,6	n.s.
Consolidated net income per share (million euro)	0,0684	0,0299	129	0,1791	n.s.
Dividend per share (euro)	n.d.	n.d.	—	0,16	—
R.o.E. (%)	25,6	11,5	123	17,9	43
EVA (million euro)	51,1	12,7	n.s.	114,9	n.s.
Cost / income ratio (%)	47,5	63,2	-25	55,2	-14
Labor cost / Net interest and other banking income (%)	21,0	30,4	-31	24,9	-16
Annualized net income / Media Assets under management (%)	0,46	0,21	119	0,31	48
Shareholders’ equity / total assets (%)	17,3	15,6	11	17,0	2
End of year share price (euro)	4,500	3,750	20	4,710	-4
Price / net income per share	16,4	31,4	-48	26,3	-38
Price / net equity per share	4,1	3,5	17	4,6	-11
Stock market capitalization (million euro)	4.411	3.676	20	4.617	-4
Private Bankers (no.)	4.498	4.699	-4	4.543	-1
Employees (no.)	1.977	2.006	-1	1.995	-1
Private Banker Offices (no.)	260	267	-3	261	—
Banca Fideuram Branches (no.)	89	87	2	88	1

2.3.2 Consolidated results

The consolidated net profit of the first quarter of 2004, equal to 67.1 million euro, was the highest ever quarterly net profit of Banca Fideuram. The increase over the first quarter of 2003 is 129%.

From the operative point of view, Banca Fideuram has increased the level of the masses in administration, which increases by almost 10% against 31 March 2003 and 2.3% against 31.12.2003.

As regards collection, it  continues to apply the commercial strategy aiming at increasing the weight of savings managed within the administered masses.

The positive results achieved in the quarter indicate Banca Fideuram among the first three market operators in terms of net collections on unit trusts (source: Assogestioni), as counter-trend against the overall result of the system, which was negative.

Operative Results

On 31.3.2004, the overall number of Private Bankers amounted to 4,498, including 69 insurance producers. The bank subsidiaries and offices of Private Bankers amounted to 89 and 260 respectively. The number of clients amounted to about 750 thousand, including about 132 thousand using online services.

The net managed savings income recorded a positive balance in the first quarter equal to 0.3 thousand million euro (against a result equal to 0.8 thousand million euro of the first quarter of 2003 and 0.9 thousand million euro of the first quarter of 2003) thanks to the satisfactory results achieved in insurance and particularly in asset management operations.

The net managed income result is counter-posed to that of net non-managed income (almost exclusively consisting of securities and current accounts), in a sum almost identical but of contrary sign, thus marking the positive trend towards an increase in the weight of managed savings.

As regards the administered masses (Assets under Management), which amount to 59.5 thousand million euro at the end of the first quarter of 2004, a significant growth appears in comparison with the value as at 31.12.2003, when they were equal to 58.1 thousand million euro, and particularly with the value on 31.3.2003 equal to 54.2 thousand million euro.

The administered masses have been recording a constantly growing trend for over a year.

78% of the composition of the administered masses consists of managed masses as of 31.3.2004, higher than that existing on 31.12.2003 (77%) and that of 31.3.2003 (74%).

Assets under management

(millions of euro)

				Change		Change
	31.12.2004	31.12.2003	31.3.2003	31.3.2004	31.12.2003	31.3.2004	31.3.2003
				Absolute	%	Absolute	%
Unit Trusts	17,596	17,315	15,636	281	1.6	1,960	12.5
Assets Management operations	15,670	14,918	13,403	752	5.0	2,267	16.9
Life insurance	12,767	12,244	11,008	523	4.3	1,759	16.0
Including: Unit linked	7,398	6,717	4,752	681	10.1	2,646	55.7
Pension funds	109	96	72	13	13.5	37	51.4
Total managed savings	46,142	44,573	40,119	1,569	3.5	6,023	15.0
Total non-managed savings	13,308	13,556	14,082	(248)	-1.8	(774)	-5.5
including: Securities	10,886	11,348	11,729	(462)	-4.1	(843)	-7.2
TOTAL INCREASE	59,450	58,129	54,201	1,321	2.3	5,249	9.7

Net yield
(millions of euro)

	1st quarter	1st quarter	Absolute	Financial year
	2004	2003	variation	2003
Unit trusts	(109)	732	(841)	1,504
Assets management	228	(226)	454	643
Life insurance	224	336	(112)	1,389
including: Unit linked	275	391	(116)	1,651
Pension funds	4	4	—	23
Total managed savings	347	846	(499)	3,550
Total non-managed savings	(377)	(728)	351	(2,356)
including: Securities	(585)	(694)	109	(2,203)
TOTAL INCOME	(30)	118	(148)	1,203

Economic results

During the first quarter, the Banca Fideuram Group achieved a net consolidated profit equal to 67.1 million euro.

Adjusted quarterly economic results

(in millions of euro)

	1st	4th	3rd	2nd	1st
	quarter	quarter	quarter	quarter	quarter
	2004	2003	2003	2003	2003
Net profit	67.1	54.3	48.4	43.6	29.3
Total adjustments in terms of non-recurring elements	-6.9	+1.2	-2.3	-11.4	+10.8
Depreciation (+) / Surplus values (-) from evaluation of own shares	+4.1	+4.4	-3.6	-15.5	+10.8
Surplus values (-) on sale of minority holdings		-2.0
Extraordinary provisions to risks funds		+5.0
Tax rebate				+4.1
Lower taxes from use of Wargny depreciation		-9.1
Charges of restructuring of Fideuram Wargny		+2.9	+1..3
Surplus values achieved on Fideuram Vita shareholding portfolio	-11.0
Fiscal Bills	-0.4	-2.5	+1.3	+5.4	-3.8
Adjusted net profit	59.8	53.0	47.4	37.6	36.3

(1)               First quarter of 2004: depreciation on 15 million Banca Fideuram shares in portfolio evaluated at the unit price of closure on 31 March 2004 of €4,497 (against an initial evaluation of €4.77)

(2)               Fourth quarter of 2003: depreciation on 15 million Banca Fideuram shares in portfolio evaluated at the unit price of closure on 31 March 2004 of €4.47 (against an initial evaluation of €5.06)

(3)               Third quarter of 2003: surplus value on 15 million Banca Fideuram shares in portfolio evaluated at the unit price of closure on 30 September 2003 of €5.06 (against an initial evaluation of €4.82)

(4)               Second quarter of 2003: surplus value on 15 million Banca Fideuram shares in portfolio evaluated at the unit price of closure on 30 June 2003 of €4.82 (against an initial evaluation of €3.79)

(5)               First quarter of 2003: depreciation on 15 million Banca Fideuram shares in portfolio evaluated at the unit price of closure on 31 March 2003 of €3.79 (against an initial evaluation of €4.51)

Over the past five quarters, certain non-recurring events have taken place which have affected the determination of the consolidated profit; in order to allow a homogenous comparison, the above table stated the financial year profit without the effect of the following operations:

•                       mark to market of 15 million own shares held in portfolio for the stock option  plan;

•                       extraordinary profits deriving from the sale of minority quotas of subsidiaries

•                       extraordinary provisions imputed in the fourth quarter of 2003, of an exclusively precautionary nature, carried out by Banca Fideuram on the risks funds;

•                       charges for the tax rebate concerning assessments for the periods from 1997 to 2001, of Banca Fideuram and Fideuram Capital;

•                       cost of bonuses on the advance flight and extraordinary charges for restructuring Fideuram Wargny, imputed to the third and fourth quarter of 2003;

•                       lower taxes deriving from the favourable outcome of the fiscal interrogation concerning the deductibility of the depreciation of the Fideuram Wargny shareholding carried out in the fourth quarter of 2002;

•                       financial income from the unfreezing of the equity portfolio of Fideuram Vita in the first quarter of 2004, reflected in the consolidated income statement within the profits of subsidiaries evaluated at the net assets.

The financial margin was equal in the first quarter of 2004 to 12.3 million euro, above the first quarter of 2003 when it amounted to 10.4 million euro.

Financial margin
(in millions of euro)

	1st	4th	3rd	2nd	1st
	quarter	quarter	quarter	quarter	quarter
	2003	2003	2003	2003	2004
Mark to Market Banca Fideuram shares	(10.8)	15.5	3.6	(4.4)	(4.1)
Income from securities brokerage of Fideuram Wargny	3.9	4.6	1.9	1.7	2.3
Other	17.3	15.8	12.5	15.2	14.1
Total	10.4	35.9	18.0	12.5	12.3

This improvement is due to all of the following factors:

•                                          the lesser impact in the sum of 6.7 million euro of the depreciation of own shares in portfolio, which affected the first quarter of 2004 in the sum of 4.1 million euro (against a depreciation in the first quarter of the previous year of 10.8 million euro);

•                                          the decrease of the financial margin of Fideuram Wargny of 1.6 million euro,  due to the effect of the lower income deriving from the securities brokerage activity on behalf of institutional clients;

•                                          the reduction of net masses of availments and, to a lesser extent, the general  fall of market interest rates.

Against the fourth quarter of 2003, the financial margin of the first quarter of 2004 remained substantially unchanged.

The commission margin amounted to 134.7 million euro at the end of the first quarter of 2004, up 27.3 million euro against the first quarter of 2003 and 2.3 million euro against the fourth quarter of 2003.

(millions of euro)

			Variation	Variation
			against the	against the same
		Net	previous	quarter of the
Year	Quarter	commission	quarter	previous year
2003	I	107.4
2003	II	111.7	4.3
2003	III	127.1	15.4
2003	IV	132.4	5.3
2004	I	134.7	2.3	27.3

The positive trend of commissions, again growing over all the quarters of 2003 and in the first quarter of 2004, also continued in the current year.

In greater detail, the commission showed the following trends. The net commissions recurring in the first quarter of 2004 were up by €26.1 million, equal to 25%, against the corresponding period of the previous year.

In general, the variation is mainly due to the increase of the average masses with recurring commission, from €33.5 thousand million to €40.3 thousand million (equal to 20%), the better product mix and, to a marginal degree, their higher shareholding content, the incidence of which passed from about 33% to about 36%.

The increase of the average masses managed with recurring commission is also reflected in the comparison with the fourth quarter of 2003, when they were equal to €38.4 thousand million and presented a shareholding content equal to about 35%. The increase of commissions in the sum of over €7 million mainly concerned commissions on assets management operations for €3.7 million and unit-linked products in the sum of €3.2 million.

The front end net commissions, equal to €21 million, increased by €2.7 million against the first quarter of 2003.

The variation is mainly due to the increase of commissions deriving from activities in securities.

In comparison with the fourth quarter of 2003, the front end commissions recorded a decrease equal to €8.7 million, mainly due to the decrease of income from securities placement (€6.5 million). The latter were exceptionally significant in the last quarter of 2003.

The net bonus commissions and others, which present a negative balance of 18.5 million euro, are slightly up against the negative balance of the first quarter of 2003, equal to 17 million euro. These also include the loyalty charges of the Fideuram Banking Network for a sum equal to 4.5 million euro. Against the fourth quarter of 2003 these commissions decreased by 4 million euro.

The profit of subsidiaries evaluated at net assets stood at 24.3 million euro. The balance is up by 18.6 million euro against the first quarter of 2003 and 13.6 million euro against the fourth quarter of 2003.

(millions of euro)

				Variation
		Profit from	Variation	against the
		subsidiaries	against the	same quarter
		evaluated at	previous	of the
Year	Quarter	net assets	quarter	previous year
2003	I	5.7
2003	II	12.7	7.0
2003	III	7.9	(4.8)
2003	IV	10.7	2.8
2004	I	24.3	13.6	18.6

The difference over the first quarter of 2003 is due to the increase of the Fideuram Vita profit and it is attributable to the following managerial factors:

•                       the improvement of financial management in the sum of over 20 million euro, which was affected in terms of about 11 million euro by the income deriving from the unfreezing of the equity portfolio, in the sum of 6 million euro the realisation of the portfolio of fixed income securities and for the remaining amount the evaluation of the securities portfolio;

•                       the improvement of the commission margin in the sum of 2.4 million euro due to the increase of recurring commissions due to the effect of the development of unit-linked policies;

•                       the improvement of technical management in the sum of 3.1 million euro;

•                       I increase of the fiscal charge by 6.8 million euro.

Against the fourth quarter of 2003, the financial year profit is up by 13.6 million euro, mainly due to the effect of the improvement of financial management (17 million euro), compensated by the reduction of the commission margin (2.3 million euro), technical management (1.9 million euro) and tax increase (0.3 million euro).

On 31.3.2004, Fideuram Vita held investments against traditional policies for a sum equal to 3.2 thousand million euro. The tied up assets amount to 2.2 thousand million euro, while non freezed securities amount to 1 thousand million euro.

Overheads were equal during the first quarter of 2004 to 81 million euro, up by 1.2 million euro over the corresponding period of the previous year and 0.8 million euro on the fourth quarter of 2003.

(millions of euro)

				Variation
			Variation	against the
			against the	same quarter
			previous	of the
Year	Quarter	Overheads	quarter	previous year
2003	I	79.8
2003	II	84.7	4.9
2003	III	76.9	(7.8)
2003	IV	80.2	3.3
2004	I	81.0	0.8	1.2

The variation over the first quarter of 2003 is the balance between the decrease of payroll costs in the sum of 1.6 million euro and the increase of other overheads in the sum of 2.8 million euro.

The reduction of payroll costs is mainly due to the lower costs attributable to Fideuram Wargny, due to the effect of the lower bonus schemes linked to the brokerage activity of debenture securities and the first impacts of the restructuring plan, as well as the reduction of the average payroll of the Banca Fideuram Group.

Other overheads varied mostly by the increase of consultancy fees linked to the demerger project of Fideuram Vita.

The first quarter of 2004 shows a reduction of payroll costs against the last quarter of 2003, of 1.5 million euro. This decrease is particularly due (1.4 million euro) to the higher provisions made in the aforesaid last quarter of 2003, concerning the positive results of the bonus system linked to individual targets and two significant corporate parameters linked to ‘generation of value’ (Qualified Yield and Gross Consolidated Management Result).

In comparison with the fourth quarter of 2003, the other overheads increased by 2.3 million euro.

Other net income was equal in the first quarter to 6.1 million euro. It consisted to a broad degree of the recovery of indirect taxes for stamp duty and taxes on stock exchange contracts.

Operative amortization amounted to 8.6 million euro, slight down against the first quarter of 2003. The majority of them is constituted by amortisation operations for intangible fixed assets, mainly software.

Adjustments and write-backs and provisions remained in line with those carried out in past quarters.

Adjustments, write-backs and provisions (millions of euro)

	1st	4th	3rd	2nd	1st
	quarter	quarter	quarter	quarter	quarter
	2003	2003	2003	2003	2004
Adjustments of value on goodwill and positive consolidation differences	(1.6)	(1.7)	(1.6)	(1.5)	(.06)
Adjustments of value on credits and provisions for guarantees and commitments	(0.2)	(0.7)	—	(3.4)	(0.2)
Adjustments of value on financial fixed assets	—	—	—	—	—
Write-backs on credits and provisions for guarantees and commitments	0.1	0.6	0.2	1.4	0.3
Write-backs on financial fixed assets	0.1	(0.1)	0.1	0.2	—
Provisions for risks and charges	(4.4)	(8.8)	(7.0)	(8.4)	(9.5)
Total	(6.0)	(10.7)	(8.3)	(11.7)	(10.0)

Extraordinary management had only a slight effect on the profit plan ending with a negative balance equal to 0.3 million euro, in line with that of the first quarter of 2003 and improved against that of the fourth quarter of 2003 (negative balance of 0.9 million euro).

Income tax amounted to 10.5 million euro, above the first quarter of 2003 (6.6 million euro) and against the fourth quarter of 2003 (1.4 million euro).

Extraordinary management, taxes and net profit (millions of euro)

	1st	4th	3rd	2nd	1st
	quarter	quarter	quarter	quarter	quarter
	2003	2003	2003	2003	2004
Profit from ordinary activities	36.2	60.5	64.6	56.1	77.8
Net extraordinary profit	(0.5)	(3.8)	(1.8)	(0.9)	(0.3)
Gross profit	35.7	56.7	62.8	55.2	77.5
Income tax	(6.6)	(13.3)	(14.7)	(1.4)	(10.5)
Profit concerning third parties	0.2	0.2	0.3	0.5	0.1
Net profit	29.3	43.6	48.4	54.3	67.1

3. THE SANPAOLO IMI GROUP

3.1 CONSTITUTION, SHAREHOLDERS AND CAPITAL

The SANPAOLO IMI Group was created by the merger through incorporation of Istituto Mobiliare Italiano into Istituto Bancario San Paolo di Torino in 1998.

In the years that followed, the Group finalized important mergers that led it to acquire a broader and more uniform presence across the national territory. Upon acquisition of Banco di Napoli in 2000, the latter was merged through incorporation into SANPAOLO IMI at the end of 2002 with the subsequent demerger of Sanpaolo Banco di Napoli, the only bank of the Group operating on southern Italy’s mainland, in 2003.

Integration with Cardine Group (2002-2003) added to the Group seven medium-size banks(2) operating in the northeast and along the Adriatic with deep roots in the areas of reference. With the incorporation of Cardine Finanziaria into SANPAOLO IMI, the merger of Cassa di Risparmio di Udine e Pordenone and Cassa di Risparmio di Gorizia into Friulcassa, and Banca Agricola di Cerea into Cassa di Risparmio di Padova e Rovigo, a rationalization process of the Group’s networks was begun, aimed at exploiting the strength of local brands deeply rooted in the regional markets of reference, and attaining scale and scope economies deriving from the elimination of operational overlapping and duplication.

On 31 March 2004, the Group’s net equity amounted to 11,383 million euro.

SANPAOLO IMI’s share capital is 5,144,064,800 euro, fully paid and divided into 1,448,831,982 ordinary shares and 388,334,018 preference shares, both with a nominal value per share of 2.8 euro.

The ordinary SANPAOLO IMI shares are traded in Italy on the Italian Telematic Share Market organized and managed by Borsa Italiana S.p.A. and on the New York Stock Exchange (NYSE).

Based on all of the available information, SANPAOLO IMI’s shareholding has, as of 29 April 2004, the following composition:

(2) Cassa di Risparmio di Padova e Rovigo, Banca Agricola di Cerea (taken over by the former in 2003), Cassa di Risparmio in Bologna, Cassa di Risparmio di Venezia, Cassa di Risparmio di Udine e Pordenone, and Cassa di Risparmio di Gorizia (merged into Friulcassa — Cassa di Risparmio Regionale in December 2003), Banca Popolare dell’Adriatico

					% of
				% of total	ordinary
COMPANIES HOLDING			TOTAL	capital	capital
INVESTMENTS	ordinary	preference	GROUP	(1,837,166,000	(1,448,831,982
(directly and/or indirectly)	shares	shares	SHARES	shares)	shares)

COMPAGNIA DI SAN PAOLO	108,662,399	157,341,052	266,003,451	14.479%	7.500%

FONDAZIONE C.R. PADOVA E ROVIGO	63,487,817	134,968,267	198,456,084	10.802%	4.382%

BANCO SANTANDER CENTRAL HISPANO			158,214,782	8.612%	10.920%
• Santusa Holding SL	141,746,246
• Banco Madesant SU SA	16,264,900
• SCH Prevision Seguros y Reaseguros SA	203,636

FONDAZIONE C.R. IN BOLOGNA	45,174,581	96,024,699	141,199,280	7.686%	3.118%

GIOVANNI AGNELLI E C. Sapa			70,371,000	3.830%	4.857%
• IFIL Finanziaria di Partecipazioni SpA	70,371,000

DEUTSCHE BANK AG			54,277,374	2.954%	3,746%
• Deutsche Bank AG	54,254,628
• Deutsche Bank Securities Inc.	16,000
• Deutsche Bank SpA	6,746

MEDIOBANCA			35,448,000	1.929%	2.447%

FONDAZIONE CARIPLO			32,057,549	1.745%	2.213%

CAISSE DES DEPOTS ET CONSIGNATIONS			31,294,572	1.703%	2.160%
• CDC IXIS Italia Holding SA	28,088,822
• Caisse des Depots et Consignations	3,205,750

SOCIETA’ REALE MUTUA DI ASSICURAZIONI			28,166,025	1.533%	1.944%
• Società Reale Mutua di Assicurazioni	25,909,754
• Italiana Assicurazioni SpA	2,256,271

ENTE CASSA DI RISPARMIO DI FIRENZE			28,050,000	1.527%	1.936%

CREDIT LYONNAIS SA			27,620,239	1.503%	1.906%

FONDAZIONE CASSA DI RISPARMIO DI VENEZIA			27,523,682	1,498%	1.900%

OTHER SHAREHOLDERS(3)			738,483,962	40.197%	50.971%

At the end of March 2004 the ratio of regulatory capital to total weighted assets against credit and market risks was estimated at around 10.9%; the ratio of Group primary capital to total weighted assets was estimated at 7.6%.

3.2 GROUP STRUCTURE AND SECTORS OF ACTIVITY

The SANPAOLO IMI Group is organized according to business areas, each with autonomous operations, in order to effectively respond to the changing competitive scene, to clearly identify the profitability of each business in relation to connected risk, to establish the adequacy of the total capital and its proper allocation between the various areas, and to induce a strong assumption of managerial responsibilities concerning results.

The business model used by the Group today for developing guidelines for the three-year 2003-2005 plan is, in short, characterized by:

•                  Promotion of the concept of close relationships with customers in the various penetrated territories;

•                  Specialization of skills within the business units and the product companies in order to guarantee excellent service;

•                  Concentration of operations and services in order to attain scale and scope economies;

•                  Centralization of strategic, management, and control policies within the parent company.

Therefore, the organizational configuration at the end of last April is today divided into the following lines of business and other structures:

•                  Commercial Bank: This is the Group’s area of development and strategic consolidation with over 3,000 operating points spread throughout the territory, characterized by a strong sense of close relationships with customers, confirmed by the appreciation of the historical brands of the banks united over time. The business strategy’s point of reference is represented by the Private & Retail and Business markets dedicated to the development and implementation of strategies for increasing market shares and income, which define product, pricing, and development policies of the network and consequent results. The core reference across the territory, rather, is constituted by branches organized into areas or banks, where maintaining a strong local identity is advisable.

•                  Asset Management: This is the center of reference for developing sector products with the objective of optimizing portfolio performance and therefore strengthening the leading position that the Group has achieved for some time in asset management.

•                  Insurance Pole: This represents the unequivocal reference for developing market activities with the objective of increasing focus on the specific business and

(3)  The item includes own shares held by the Group.

strengthening the capacity of product innovation and the overall range of products. All of the Group’s insurance companies will be merged here.

•                  Personal Financial Services: This gives concrete form to the group of specialist activities of the network of private bankers involved in developing assets managed for customers and their appreciation through appropriate asset allocation policies.

•                  Investment Banking: This constitutes the body of reference for the supply of special services - M&A, capital market, trading — to business and institutional customers, as well as the development of structured products for covering their financial needs.

•                  Local Authorities and Public Companies: This is the operations pole responsible for developing relations with reference organizations and has the purpose of providing financing and advice to public agencies and for infrastructure projects in order to contribute to the development of the territory.

This model, which is completed by the management and governance structures making up the Corporate Center, is better illustrated in the following diagram.

THE NEW GROUP STRUCTURE

3.3 RECENT EVOLUTION

3.3.1 Key figures

			Change
		First	first quarter 2004 /
	First	quarter 2003	First quarter 2003	2003
	quarter 2004	pro forma (1)	pro forma (%)	(2)

CONSOLIDATED STATEMENT OF INCOME (€/mil)
Net interest income	904	924	-2,2	3.716
Net commissions and other net dealing revenues	785	682	+15,1	3.036
Administrative costs	-1.115	-1.116	-0,1	-4.610
Operating income	720	605	+19,0	2.704
Provisions and net adjustments to loans and financial fixed assets	-150	-134	+11,9	-859
Income before extraordinary items	535	437	+22,4	1.687
Net income of the Group	386	281	+37,4	972

CONSOLIDATED BALANCE SHEET (€/mil)
Total assets	206.997	202.775	+2,1	202.580
Loans to customers (excluding NPLs and SGA loans)	120.647	123.054	-2,0	122.415
Junior	31.470	23.439	+34,3	25.292
Equity investments	4.586	4.453	+3,0	4.572
Subordinated liabilities	6.666	6.533	+2,0	6.414
Shareholders’ equity of the Group	11.383	10.816	+5,2	10.995

CUSTOMER FINANCIAL ASSETS (€/mil)
Customer financial assets	374.116	355.867	+5,1	368.042
• Direct deposits	134.863	134.258	+0,5	131.721
• Indirect deposits	239.253	221.609	+8,0	236.321
• Asset management	145.282	134.371	+8,1	143.711
• Asset administration	93.971	87.238	+7,7	92.610

PROFITABILITY RATIOS (%)
Annualized RoE (3)	13,8	10,4		9,0
Cost / Income ratio (4)	59,5	63,3		62,0
Net commissions / Administrative costs	70,4	61,1		65,9

CREDIT RISK RATIOS (%)
Net non-performing loans / Net loans to customers	1,0	1,0		0,9
Net problem loans and loans in restructuring / Net loans to customers	1,2	1,2		1,1

SOLVENCY RATIOS (%) (5)
Tier 1 ratio	7,6	7,4		7,4
Total ratio	10,9	10,7		10,5

SHARES (6)
Number of shares (millions)	1.837	1.837	—	1.837
Quoted price per share (€)
• average	10,293	6,409	+60,6	8,158
• low	9,141	5,796	+57,7	5,796
• high	11,072	7,029	+57,5	11,346
Earnings / Average number of shares in circulation (€)	0,21	0,15	+40,3	0,53
Dividend per share (€)				0,39
Dividend per share / Average annual price (%)				4,78
Book value per share (€) (7)	6,21	5,89	+5,4	6,00

OPERATING STRUCTURE
Employees	43.397	45.022	-3,6	43.465
Domestic branches	3.179	3.118	+2,0	3.168
Foreign branches and representative offices	122	116	+5,2	122
Financial planners	4.502	4.885	-7,8	4.675

(1)                               The pro forma figures have been prepared, according to the criteria detailed in the Explanatory Notes, assuming, from 1/1/2003, the line by line consolidation of Inter-Europa Bank, the proportional consolidation of Cassa dei Risparmi di Forlì and the exclusion of Banque Sanpaolo and Finconsumo Banca, carried at equity, from the consolidation area.

(2)                               To guarantee easy comparison of the figures presented for 2003, tax credit on dividends from shareholdings previously booked under “Profits from companies carried at equity and dividends from shareholdings”, have been reclassified among “Income taxes for the period”.

(3)                               Net annualized income / Average net shareholders’ equity (calculated as the average of the values at period end).

(4)                               Administrative costs (excluding indirect duties and taxes) and amortization (excluding adjustments to goodwill and merger and consolidation differences) / Net interest and other banking income (including other net income).

(5)                               Figures related to 31/3/2004 are estimated; the solvency ratios as of 31/3/2003 are not pro forma.

(6)                               Figures for the first quarter of 2003 are not pro forma.

(7)                               Net shareholders’ equity / Number of shares in circulation.

3.3.2 Consolidated results

The picture that emerges from the indicators of the real business cycle showed, during the first quarter of 2004, clear signs of an American and Asian economic recovery, while the weak period of growth continues in the euro zone. The stock markets presented a bullish trend that suffered a halt following the terrorist attacks on March 11 in Madrid and the worsening of tensions in Iraq: Quotations on the American stock exchange returned to beginning year levels whereas positive changes were recorded on the Tokyo stock exchange and, even if to a limited extent, on the European stock exchanges.

SUMMARY OF RESULTS

In this context, the SANPAOLO IMI Group showed growth, compared to the first quarter of the previous financial year, in operating profits which, accompanied by the containment of costs, permitted a significant increase in operating income (+19%). The latter is 44 million euro higher than the average 2003 quarterly value.  The cost to income ratio derived considerable benefits from this, falling below 60%.

The net income, equal to 386 million euro, compares with 281 million of the corresponding period of the previous financial year. The annualized RoE reached 13.8% compared to 10.4% of the first quarter in 2003.

It should be noted that, in order to permit uniform comparison, the 2003 data are reconstructed to consider the full consolidation of Inter-Europa Bank, the proportional consolidation of Cassa dei Risparmi di Forlì, and the exclusion of Banque Sanpaolo from full consolidation and Finconsumo Banca from proportional consolidation.

Net interest income

The interest margin realized during the first three months of 2004, equal to 904 million euro, was 2.2% lower than the same period in 2003. This trend can be attributed to the worsening of the overall spread between interest-earning assets and interest-bearing liabilities and the lower profitability of the surplus of funds, only partially compensated by the positive contribution generated by trading volumes.

The average return on the Group’s interest-earning assets was equal to 4.27% and the cost of interest-bearing liabilities was 2.05%. An overall spread equal to 2.22% followed, 9 basis points lower than that recorded in the corresponding 2003 period. The average spread regarding customer operations also dropped, although more moderately (5 basis points).

The average total of the Group’s interest-earning assets showed growth of 3.2% compared to the first quarter of 2003, mainly attributable to the development of loans to banks and customers, which more than compensated for the drop in repurchase transactions. In regards to liabilities, there was an increase (+4.4%) in average interest-bearing volumes, attributable to payables due to customers and securities issued, as well as interbank deposits, included in the other interest-bearing liabilities.

At the end of March 2004, outstanding net loans to Group customers excluding NPLs and SGA loans, stabilized at 120.6 billion euro, down by 2% compared to the end of

March 2003 and 1.4% since the beginning of the year. The annual change is the result of a 14.9% drop in short-term financing and a positive dynamic in medium/long term loans, up by 6.3%. Nevertheless, on the average, loans to customers, excluding repurchase transactions, registered an increase of 3.3%.

Direct deposits by customers grew 2.4% since the beginning of the year and 0.5% over the twelve-month period (the average change of the aggregate excluding repurchase transaction was +4.3%). The total at the end of March 2004 reached 134.9 billion euro, benefiting from the increase in bonds that more than compensated for the outflow of commercial papers and certificates of deposit. On the other hand, inflow through current accounts, deposits, and repurchase transactions remained essentially stable.

At the end of March, the Group’s domestic market share was equal to 10.5% regarding loans as well as direct deposits by customers.

Customer financial assets

			31/3/2003		Change 31/3/04-
	31/3/2004		pro forma		31/3/03 pro	31/12/2003		Change 31/3/04-
	Amount	%	Amount	%	forma	Amount	%	31/12/03
	(€/mil)		(€/mil)		(%)	(€/mil)		(%)
Asset management	145.282	38,8	134.371	37,8	+8,1	143.711	39,0	+1,1
Asset administration	93.971	25,1	87.238	24,5	+7,7	92.610	25,2	+1,5
Direct deposits	134.863	36,1	134.258	37,7	+0,5	131.721	35,8	+2,4
Customer financial assets	374.116	100,0	355.867	100,0	+5,1	368.042	100,0	+1,7

Direct customer deposits

			31/3/2003		Change 31/3/04-
	31/3/2004		pro forma		31/3/03 pro	31/12/2003		Change 31/3/04-
	Amount	%	Amount	%	forma	Amount	%	31/12/03
	(€/mil)		(€/mil)		(%)	(€/mil)		(%)
Current accounts and deposits	67.741	50,2	67.853	50,5	-0,2	68.373	51,9	-0,9
Certificates of deposit	5.355	4,0	5.926	4,4	-9,6	7.149	5,4	-25,1
Bonds	41.479	30,8	38.432	28,6	+7,9	39.979	30,4	+3,8
Commercial paper	3.659	2,7	4.408	3,3	-17,0	3.766	2,9	-2,8
Reverse repurchase agreements and securities lending	12.757	9,4	12.817	9,6	-0,5	10.073	7,6	+26,6
Other deposits	3.872	2,9	4.822	3,6	-19,7	2.381	1,8	+62,6
Direct customer deposits	134.863	100,0	134.258	100,0	+0,5	131.721	100,0	+2,4

Net commissions and other net dealing revenues

The Group’s net commissions amounted to 785 million euro during the first quarter of 2004, up 15.1% compared to the corresponding period of the previous financial year. This dynamic, generated by the positive trend of all of the commission-based sectors, was driven in particular by the management, dealing, and advisory services (+18.4%) thanks to the performance of asset management and dealing in transferable securities. Commissions from asset management, which represented over 50% of the quarter’s total, were 65 million euro higher than those of the same period in 2003. This commission income’s growth was driven by positive performance as well as a mix directed more towards securities.

Net commissions and other net dealing revenues

			Change first
			quarter 2004 /
			First quarter
	First quarter	First quarter		pro
	2004	2003 pro forma	2003	forma	2003
	(€/mil)	(€/mil)		(%)	(€/mil)
Management, dealing and advisory services	477	403		+18,4	1.776
• asset management	405	340		+19,1	1.479
• brokerage and custody of securities and currencies	72	63		+14,3	297
Loans and guarantees	76	63		+20,6	281
Collection and payment services	62	57		+8,8	239
Deposits and current accounts	119	111		+7,2	488
Other services and net dealing revenues	51	48		+6,3	252
Net commissions and other net dealing revenues	785	682		+15,1	3.036

Indirect deposits showed an increase of 8% compared to the end of March 2003, stabilizing at 239.3 billion euro, a result of the positive dynamic of asset management (+8.1%) and asset administration (+7.7%).

During the first quarter of 2004, the Group’s distribution networks showed a negative net asset management inflow of 882 million euro, attributable to disinvestment from mutual funds (-1.2 billion euro, including asset management funds) and portfolio management (-1 billion) against positive inflow in the insurance business (+1.4 billion). The quarter’s negativity was influenced by the disappearance of the managed assets of Adriavita at Carivenezia, following the sale of the Group’s stake in the insurance group Generali.

Asset management

			31/3/2003		Change 31/3/04-
	31/3/2004		pro forma		31/3/03 pro	31/12/2003		Change 31/3/04 -
	Amount	%	Amount	%	forma	Amount	%	31/12/03
	(€/mil)		(€/mil)		(%)	(€/mil)		(%)
Mutual funds and fund-based portfolio management	103.268	71,1	97.973	72,9	+5,4	102.738	71,5	+0,5
Portfolio management	6.590	4,5	8.332	6,2	-20,9	7.437	5,2	-11,4
Life technical reserves	35.424	24,4	28.066	20,9	+26,2	33.536	23,3	+5,6
Asset management	145.282	100,0	134.371	100,0	+8,1	143.711	100,0	+1,1

Change in assets under management

		First quarter 2003
	First quarter 2004	pro forma	2003
	(€/mil)	(€/mil)	(€/mil)
Net inflow for the period	-882	3.437	7.748
• Mutual funds and fund-based portfolio management	-1.233	2.015	2.659
• Portfolio management	-1.001	-188	-1.251
• Life policies	1.352	1.610	6.340
Performance effect	2.453	-1.997	3.032
Change in assets under management	1.571	1.440	10.780

Mutual funds by type

		31/3/2003
	31/3/2004	pro forma	31/12/2003
	(%)	(%)	(%)
Equity	24,9	19,4	23,6
Balanced	7,4	8,6	7,4
Bond	41,5	43,0	41,5
Liquidity	26,2	29,0	27,5
Total Group mutual funds	100,0	100,0	100,0

Managed assets reached 145.3 billion euro at the end of March 2004, with an incremental flow of 1.6 billion compared to the end of the 2003 financial year.  In particular:

•                  Mutual fund and asset management fund volumes benefited from the recovery of securities markets, which largely offset negative net inflow, permitting a 0.5% increase in stock since the end of December 2003. During the twelve-month period, the share of equity rose from 19.4% to 24.9%, while the incidence of all other fund categories fell. At the end of the quarter, the SANPAOLO IMI Group held the top position in the domestic market, with a market share of 21%;

•                  The technical life insurance reserves confirmed the trend in growth already revealed during the 2003 financial year: The percentage change was equal to 26.2% over twelve months and 5.6% since the beginning of the year. The quarter’s net inflow from the distribution networks, equal to 1.4 billion euro, brought the technical reserves to 35.4 billion at the end of March 2004. Premiums were primarily directed toward index-linked policies and traditional products.

Profits from financial transactions, profits from companies carried at equity and dividends

Net profits from financial transactions and dividends on shares in the first quarter of 2003 came to 81 million euro. This value is slightly under the 85 million of the first quarter in 2003. Over 80% of this income is attributable to the dealing of securities, exchanges, and derivatives of Banca IMI and the parent company.

The growth in the profits from companies carried at equity and dividends from shareholders was considerable (+58.9%). This income reached 89 million euro during the quarter, 79 of which attributable to the profits of companies carried at equity, generated from the positive results of the Group’s insurance companies, and 10 million from dividends paid on minority shareholdings not included within consolidation (9 million in the corresponding 2003 period).

Operating costs

During the first quarter of 2004 the administrative costs amounted to a total of 1,115 million euro, remaining nearly in line with the first three months of 2003.  The increase in other administrative costs (+1.4%) was offset by the reduction in personnel expenses (-0.6%) and indirect duties and taxes (-3%).

Other administrative costs

			Change first
			quarter 2004 /
			First quarter
	First quarter	First quarter		pro
	2004	2003 pro forma	2003	forma	2003
	(€/mil)	(€/mil)		(%)	(€/mil)
IT costs	102	100		+2,0	426
Property costs	73	68		+7,4	289
General expenses	65	62		+4,8	268
Professional and insurance fees	55	64		-14,1	260
Utilities	21	22		-4,5	87
Promotion, advertising and marketing expenses	19	18		+5,6	91
Indirect personnel costs	23	19		+21,1	91
Other administrative costs	358	353		+1,4	1.512

In particular, lower personnel costs derived from optimization of personnel (-3.7% on the average), which more than compensated for increases in pay determined by contractual adjustments.

The other administrative costs settled at 358 million euro, against 353 million from the same period in 2003, revealing growth that remained lower than the inflation rate trend (+2.3%). Adjustments to tangible and intangible fixed assets totaled 100 million euro, continuing the downturn already recorded during the previous financial year.

The cost to income ratio of the first quarter of 2004 was 59.5%, showing a drop of 3.8 percentage points compared to the corresponding period in 2003, essentially attributable to the positive dynamic of revenues.

Provisions and adjustments

Adjustments to goodwill and merger and consolidation differences, equal to 35 million euro, of which 23 attributable to ex-Banco di Napoli, are in line with those of the first quarter of 2003.

The provisions and net adjustments on loans and financial fixed assets were equal to 150 million euro, with respect to 134 million of the first three months of 2003. Greater net adjustments to loans were recorded compared to the previous financial year. Furthermore, during the first quarter of 2004 net readjustments were made on financial fixed assets with respect to adjustments recorded during the same period of the previous financial year.

At the end of March 2004, the Group’s net doubtful loans reached 2,794 million euro, a drop of 1.4% compared to the end of March 2003, but up 8.7% since the beginning of the year.

More specifically, in loans to customers:

•                  The net non-performing loans, equal to 1,178 million euro, were up 0.6% compared to 1,171 million at the end of December 2003.  The net non-performing loans/net loans to customers ratio settled at 1%;

•                  Problem, restructured, and in course of restructuring loans rose to 1,553 million euro, 15.2% higher compared to 1,348 million at the end of December 2003;

•                  Non-guaranteed loans to customers in countries subject to country risk totaled 30 million euro, up compared to 22 million at the end of the 2003 financial year.

The level of coverage of non-performing loans remained unchanged in comparison with the end of the 2003 financial year, settling at 73.2%, whereas problem, restructured, and in course of restructuring loans dropped to 32.2% from 33.9% at the end of December 2003. With respect to reorganization of the loan portfolio compared to the value at the end of the 2003 financial year, the Group’s general reserve totaled 1,140 million euro (1,102 million on 31 December 2003), keeping the level of coverage of performing loans unchanged at 0.9%.

Extraordinary income and taxes

The Group’s net extraordinary income during the first quarter of 2004 settled at 59 million euro compared to 42 million of the first quarter of the previous year.

The most significant component of this aggregate is represented by capital gains (55 million euro consolidated) on the sale of the remaining 30% of Finconsumo Banca to SCH, which took place during January 2004.

The quarter’s income taxes were quantified as 190 million euro.  The tax rate of the SANPAOLO IMI Group is equal to 32%, down from 39.5% recorded during the first quarter of 2003 mainly because of provisions introduced by the new prescriptive system of charges and revenues regarding equity investments in force as of the 2004 financial year, because the corporate income tax rate was lowered one percentage point, and because of readjustment of the taxable base of the regional income tax (IRAP).

4. ECONOMIC REASONS OF THE SPIN OFF

The implementation of a strategy of specialisation and focussing of financial resources on the Banca Fideuram growth and reinforcement of its core business in the sector of financial consultancy and private banking, constitute the company’s major motivations of the operation under examination.

In the light of this objective, the development of the Fideuram Vita insurance business, in the current statutory and competitive context, features a process of consolidation and specialisation which appears difficult to achieve by Banca Fideuram, and would commit significant resources in any event, which could be allocated more profitably to financial advisory services and private banking.

At the same time, the fact that Banca Fideuram left the insurance component will make it possible to reduce the need for capital requested by the new rules of Basilea II and which are necessary to address the increasing demand for diversified products and minimise the exposure to economic and financial risks deriving on the insurance market by the pressures on margins and the trend of rates.

Furthermore, within a group perspective, the spin off contributes to forming an insurance centre(4) with sufficient critical mass to acquire a leadership position within a market context of increasing complexity. The competitive and statutory scenario of reference of the insurance component is actually taking on new connotations which require significant investments.

The Basilea II agreement on risks management and the absorption of capital, the Directive on Financial Conglomerations, the introduction of the IAS principles, the recent provisions of the Bank of Italy on the transparency of financial operations and financial services (with the ‘clear agreements’ initiative of the Italian Banking Association) and on to ‘protected or guaranteed’ management operations and the current debate on the Authority for Savings, are just some of the changes which are leading the insurance sector towards a growing concentration of operators.

Moreover, the reform of sickness insurance, the socio-demographic development and the uncertainty concerning cover for sickness and pensions, on the one hand have led to the emergence of new needs for sickness insurance and cover of risks to persons, and on the other hand they have generated a growing request for specialised skills in the insurance field and a demand for products of mixed insurance and financial content, which comply with the growth objectives of family wealth and cover from the risks of unexpected events.

This trend has already taken shape at European level where the major insurance groups have adopted models of supply which, exceeding the present distinction between life branch products and damage branch products, attempt to interpret these new requirements.

The planned Spin off, therefore, certainly does not prejudice but indeed reinforces the business model and controls levers for the creation of economic value centred on a clear prevalence of financial assets (about 80% of the assets managed at Banca Fideuram are actually invested in financial products, to a broad degree, unit trusts and assets management operations, while the remaining 20% is invested in insurance products, unit-linked policies, also with a prevalently financial connotation).

The Spin off will be accompanied by a re-definition of the future commercial organisations concerning insurance products currently distributed by the Banca Fideuram network, between Fideuram  Vita and Banca Fideuram Assicurazioni SpA (“Fideuram Assicurazioni”) on the one hand, and the distribution networks headed by Banca Fideuram and its subsidiaries on the other hand. In fact, SPIMI and Banca

(4)  The creation of the Insurance Centre will allow:

a) the inclusion of life business, with the creation of the third Italian operator for premium collection on 31/12/03(€ 8.2 thousand million), a market share in excess of 12% and further potential growth due to the effect of the Group achieving its full commercial protecting;

b) the completion of the life products range (cover of sickness insurance needs) and selective development in the damage branches (Personal & Property protection);

c) improvement of the cost base with synergies deriving from the integration of Fideuram Vita;

d) also growth outside the perimeter of the Group by means of both distribution agreements and strategic agreements with other  operators.

Fideuram have agreed to subscribe an agreement (“Framework Agreement”) by means of which it is agreed, among other matters, to stipulate the following agreements between the Group company being set up and Banca Fideuram and its subsidiaries:

•                  an agreement for the distribution of life branch products currently traded by Fideuram Vita;

•                  an agreement for the distribution of damage branch products currently traded by Fideuram Assicurazioni;

•                  a consultancy agreement and a management agreement between Fideuram Vita and Fideuram Investimenti SGR SpA.

The Framework Agreement also contains the commitment of Banca Fideuram to reimburse or return to Fideuram Vita the contingencies, over a certain previously established threshold, from possible cases of sanction or from disputes concerning debts to the treasury.

The execution of the above-mentioned distribution agreements for insurance products guarantees the creation of value for Banca Fideuram by virtue of an extension of the insurance product rate offered for Banca Fideuram.

The project to merge the insurance business assets, which are currently fragmented in several productive units, guarantees the following within the framework of the SPIMI Group:

•                  simplification and rationalisation of presence on the insurance market, which eliminates duplication between the various product factories within the SPIMI Group and encourages increased efficiency levels by means of cost synergies, economy of scale and the centring of risks control processes;

•                  an enhancement of value of the Banca Fideuram’s distribution networks within the various commercial environments and of the skills which it has matured, by combining an efficient production capacity and an efficient and extended distribution force consisting of the union of banking networks of the SPIMI Group and the financial promoters’ networks of Banca Fideuram and Sanpaolo Invest SpA. Through these distribution channels, the new insurance pole can develop the offer of individual and collective policies as well as new products or complex packages of insurance cover and financial investment which may better satisfy the increasing needs of “Personal and Property Protection”.

To sum up, the Spin off will allow Banca Fideuram to reinforce the business model with focus on financial consultancy activities, asset management and private banking, and to distribute the products of a major insurance company (such as the insurance pole being set up) able to face with the major national and foreign players, and therefore be more competitive in itself in terms of the product range offered to its own clients.

The new Insurance Centre

The Spin off of the shareholding in Fideuram Vita (and its subsidiary Fideuram Assicurazioni) in favour of SPIMI allows the creation of an important insurance pole  within the Group, which over the past few years has achieved a major position in banking insurance in Italy.

The setting up of the insurance centre, characterised by 8 thousand million euro of premiums issued and technical reserves for a further 31 thousand million euro, provides for the merger of the following companies operating in the life branch sector:

•                  Sanpaolo Vita, specialising in branch III policies (unit and index-linked), which during 2003 issued life policies with overall premiums of 5.7 thousand million euro and achieved technical reserves at the end of for a further 19.8 thousand million euro, with a market share against 2003 equal to 8.8%(5);

•                  Fideuram Vita, which issued gross premiums for 2.1 thousand million euro, mostly concerning unit-linked products and achieved reserves equal to 10.4 thousand million euro, with a market share of the company standing at 3.3%;

•                  Noricum Vita, which issued premiums in 2003 for about 371 thousand million euro, mostly through the Carisbo and BPA networks, and recorded reserves equal to 1.4 thousand million euro, with a market share in the order of 0.6%.

The damage branch of the insurance pole will be developed through the following companies:

•                  Egida (50% joint venture with Reale Mutua Assicurazioni) which, in 2003, issued premiums for 26.9 thousand million euro, with growth of 53% against the previous financial year;

•                  Fideuram Assicurazioni (100% controlled by Banca Fideuram) with premiums issued in 2003 of 11.2 million euro.

The productive framework is completed with Universo Servizi, a company to which assets were conferred by the removal from capital of Sanpaolo Vita concerning administrative and technological services for the insurance companies aimed at both group companies and outside companies (including Poste Vita and Intesa Vita).

The offer of the insurance centre will be mainly based on financial banking insurance products placed within a framework of offering wealth management, only partially integrated by certain retail products of the damage branch.

(5) Source: ANIA, Italian National Insurance Association, premiums from and direct Italy work integrated by placements of cross-border companies.

5. DESCRIPTION AND VALUE OF THE ASSET ITEMS SUBJECT TO SPIN OFF

The credit and debt asset elements which constitute the compendium being transferred to the Beneficiary Company are represented exclusively by the entire shareholding held in Fideuram Vita equal to 9.369,360 ordinary shares, equal to 100% of the capital represented by ordinary shares, and 4,524,873 privileged shares equal to 99.4% of the capital represented by privileged shares, that is an overall shareholding equal to 99.8% of the share capital of Fideuram Vita.

Fideuram Vita was set up in Genova under the name of “Lloyd Italico Vita

Compagnia di Assicurazioni e Riassicurazioni SpA” by means of a Notary’s deed of 31 May 1969; it later changed its corporate name to “Fideuram Vita Compagnia di Assicurazioni e Riassicurazioni SpA” and transferred the registered office from Genova to Rome with Notary’s deed of 28 November 1983.

The company is currently authorised:

1.               for insurance and re-insurance in the life insurance sector and for capitalization operations, given Ministry Decree of 20.1.1972 (“Official Journal” no. 35 of 8.2.1972) and the subsequent recognitive Ministry Decree on 26.11.1984 (“Official Journal” no. 357 of 31.12.1984);

2.               for insurance and re-insurance of the casualty and disease sectors with ISVAP Provision no. 2229 of 3.12.2003 (“Official Journal” no. 288 of 12.12.2003).

Fideuram Vita’s corporate purpose includes—both in Italy and abroad—the exercise of insurance and re-insurance activities, as well as other operations shown in the table attached to Legislative Decree of 17 March 1995, and precisely:

a.                                       Insurance on life expectancy;

b.                                      Insurance on marriage and birth rate;

c.                                       Insurance related to investment funds;

d.                                      “Permanent health insurance” (total or partial, long-term and non-rescindable disability)

e.                                       capitalization operations;

f.                                         collective pension fund management operations;

g.                                      complementary insurances for personal damage risks.

In addition, it should be noted that with a provision on 3.12.2003, Isvap issued an authorization for the extension of insurance and re-insurance activities  to Fideuram Vita in the following sectors: 1. Casualties and 2. Disease as per point A) of the attachment to the Legislative Decree no. 175 of 17.3.1995. Following the issue of the aforesaid authorisation, the Board of Directors of the Company deliberated to acquire the whole of the holding in Fideuram Assicurazioni SpA held by the parent company Banca Fideuram SpA. The operation, for which a price of 20.2 million euro was agreed, was completed during the 1st quarter of 2004.

For the achievement of its corporate objectives, the company may carry out any commercial, industrial and financial operation, as well as operations in movable property and real estate, and purchase shareholdings or quota in companies and corporations carrying out similar or complementary activities.

Fideuram Vita held on 31/12/2003 net assets equal to euro 431,256,563 (after the allocation of the net profit for the year 2003, resolved by the shareholders’ meeting on 5/4/04 and the execution, in January 2004, of a share capital increase resolved by the shareholders’ meeting on 24/11/03), composed as follows:

Share capital:	72,399,600
Legal reserve:	14,480,000
Other reserves:	344,376,963

Total Shareholders’ Equity	431,256,563

The effective net assets of Fideuram Vita which are the transferred  to the beneficiary SPIMI are not below the net accounting assets of the Company above described.

The share capital, entirely deposited, is composed of 13,923,000 shares with a par value per share of 5.20 euro, subdivided as follows:

Ordinary shares	9,369,360
Preferred shares	4,553,640
Total Shares	13,923,000

99.8% of the share capital is held by Banca Fideuram and 0.2% by other shareholders who exclusively own privileged shares.

On 31/12/2003 the solvability margin to be constitued, in accordance with Ministry Decree 174/95, was equal to Euro 396,175 thousand, given available resources to cover the margin itself (taking into account the allocation of net profit for 2003) for 415,907 thousand euro, with a surplus equal to 19,732 thousand euro.

The financial year 2003, after a three-year period of strong growth, closed with satisfactory production results, but lower in terms of  premium volumes compared with the excellent results attained in 2002.

Revenue growth concentrated on products of Sector III; in this area, the determining factor was played by the Unit Linked products which represented, as was typical in the last few years, the primary part of booked premiums. Within these, the single premium component remained dominant with respect to overall collection. In the course of 2003, Fideuram Vita enriched its product range with the launch of two new versions of the Unit Linked type on the market, and which present characteristics suitable to the collection of long-term contracts.

Below is a brief commentary on the re-classified income statement of Fideuram Vita, with a comparison to the previous year:

RECLASSIFIED INCOME STATMENT

euro /1000	31/12/2003	31/12/2002	Change

Booked Gross Premiums	2,148,171	3,071,332	-923,161

Conserved premiums	2,147,739	3,069,666	-921,927
Net portfolio charges	-2,075,016	-2,992,854	917,838
Net production costs	-112,519	-54,985	-57,534
Other net technical transactions	91,901	42,108	49,793

Technical Balance	52,105	63,935	-11,830

General costs/adjustments	-22,519	-21,591	-928

Operating Income	29,586	42,344	-12,758

Net revenue from investments	21,543	21,393	150
Other net revenue/(charges)	76	923	-847

Earnings before tax	51,205	64,660	-13,455

Income tax	-15,870	-19,004	3,134

NET INCOME	35,335	45,656	-10,321

The gross booked premiums for the year fell from 3,071.3 million euro of the previous year to 2,148.2 million euro. Within these, the decrease of newly produced booked premiums was not as sharp, going from 2,079 million euro in 2002 to 1,660 million euro for the current year.

As a result of the decrease in premium revenue, net portfolio charges (liquidation for ensured services and allocations to technical reserves) fell from 2,992.9 million euro in 2002 to 2,075.0 million euro.

On 31 December 2003, net technical reserves totaled 10,439.7 million euro with an increase of 18.7% compared with 2002.

While taking into account net production costs and management commissions on internal funds connected to Unit Linked policies, the technical balance therefore decreased, going from 63.9 million euro in 2002 to 52.1 million euro in 2003.  The incidence of the technical balance on gross booked premiums, however, increased from 2.1% in 2002 to 2.4% in 2003.

Net operating income fell from 42.3 million euro in 2002 to 29.6 million euro as a result of the decreased technical balance described above.

Net revenue from investments—after allocations to technical reserves—were substantially unaltered compared with the previous year (21.5 million euro versus 21.4 million euro in 2002). This situation is the result of:

•                  A smaller inflow of ordinary net income of 27.8 million euro, attributable to the gradual fall of managed assets in sectors I and V, at the close of the bond portfolio, for the expiration of securities with a coupon value higher than the current value and finally because of the gradual reduction in rates providing liquidity compensation;

•                  Decreased net income from investments of 4.5 million euro;

•                  Decreased net value adjustments on investments for 15.6 million euro;

•                  Decreased retrocession to policy holders in sectors I and V for 16.8 million euro.

To summarize the income statement evolution described above, 2003 witnessed pretax earnings of 51.2 million euro, down compared with the 64.7 million euro of 2002.

Net income after tax and ROE (Return on Investment) were 35.3 million euro and 8.6%, respectively.

The net assets of Fideuram Vita amounted on 31 December 2003 to 440 million euro.

1st Quarter 2004

The first quarter of 2004 should be noted for its technical balance of 13.9 million euro, up compared with the 5.6 million euro of the first quarter of 2003.

The reasons for the improvement in the technical balance can be identified, in particular, in the decreased need for allocations to supplementary reserves, the greater elimination margins generated from the portfolio, and the considerable increase in active management commissions from internal funds connected to the Unit Linked policies.

Net operating income reached 8.3 million euro in the first quarter of 2004 from the 2.9 million euro of the first quarter of 2003.

Net income from investments—after allocation to technical reserves—increased considerably compared with the previous year (23.0 million euro versus 2.9 million euro as of 31/3/2003). This situation is the result of:

•                  A smaller inflow of ordinary net income of 6.5 million euro, attributable to the gradual fall of managed assets in sectors I and V, at the close of the bond portfolio, for the expiration of securities with a coupon value higher than the current value;

•                  Greater net income from investments of 16.9 million euro;

•                  Greater net value recoveries on investments for 2.5 million euro;

•                  Decreased retrocession to policy holders in sectors I and V for 7.1 million euro.

In synthesis of the quarterly results described above, the income statement for the period shows earnings before tax equal to 31.3 million euro, compared to the corresponding final value of 2003 of 5.9 million euro.

Net income totaled 23.9 million euro versus the 5.2 million euro on 31/3/2003.

RECLASSIFIED INCOME STATMENT

euro /1000	31/03/2004	31/03/2003	Change

Booked Gross Premiums	409,768	468,051	-58,283

Conserved premiums	409,421	467,947	-58,526
Net portfolio charges	-392,623	-452,806	60,183
Net production costs	-31,383	-23,752	-7,631
Other net technical transactions	28,550	16,947	11,603

Technical Balance	13,965	8,336	5,629

General costs/adjustments	-5,692	-5,426	-266

Operating Income	8,273	2,910	5,363

Net revenue from investments	22,963	2,942	20,021
Other net revenue/(charges)	88	80	8

Earnings before tax	31,324	5,932	25,392

Income tax	-7,459	-753	-6,706

NET INCOME	23,865	5,179	18,686

Pursuant to the terms of article 2506 ter, paragraph two of the Civil Code, this is to certify that the effective value of the net assets transferred to the Beneficiary Company as effect of the Spin off excedes the relevant accounting value. It is also certified that the effective value of the net assets which will remain in Banca Fideuram at the end of the Spin off excedes of the relevant accounting value.

6. CRITERIA FOR DETERMINING THE RATIO OF ASSIGNMENT OF THE SHARES

For the purposes of determining the share assignment ratio concerning the planned partial proportional Spin off by Banca Fideuram of the shareholding in Fideuram Vita in favour of SPIMI, Banca Fideuram benefitted from the collaboration of Citigroup appointed as a qualified independent Advisor.

Taking into account the technical peculiarity which characterizes the valuation of an insurance company, SANPAOLO IMI and Banca Fideuram have conferred a co-joint mandate to Tillinghast-Towers Perrin for the preparation of an actuarial valuation of Fideuram Vita as of 31 December 2003.

The valuations were implemented for exclusive use of the Board of Directors, in support of its tasks of competence and in order to provide the latter with useful references and indications for the determination of the share assignment ratio within the Spin Off described above.

Date of reference

The date of reference of the evaluations and conclusions is that of 18 May 2004, since during the period between the above-mentioned date and that of reference of the latest statements of assets and liabilities available for Fideuram Vita, Fideuram Assicurazioni and SPIMI, no events occurred which modified significantly or relevantly the profile of the Companies subject to analysis under an assets, economic and financial point of view. For the purposes of determining the assignment ratio for the purposes of the Spin off, was taken into account (i) the acquisition of Fideuram Assicurazioni by Fideuram Vita on 8 March 2004 and (ii) the capital increase of Fideuram Vita closed on 26 January 2004.

The SPIMI Stock Exchange prices are updated to 17 May 2004.

The analyses were carried out on the assumption that, until the date when the Spin off will start to produce its legal effects, no significant or relevant variations intervene on the balance sheets, income statements and financial reports of the Company.

Documentation used

The evaluations and conclusions are based on the following documents.

For Fideuram Vita:

•                  The balance sheets drafted according to the civil code provisions and the consolidated balance sheets for the financial years 2002 and 2003;

•                  Distribution agreement between Banca Fideuram and the Insurance Pole being set up which the parties intend to execute, containing the provisions aiming at regulating all relations between the two companies with regard to the promotion and distribution of insurance products and services by Banca Fideuram (“Distribution Agreement”);

•                  Premium collection plan concerning the financial years 2004-2006; and

•                  Actuarial evaluation of Fideuram Vita as at 31/12/2003, as set out by  Tillinghast in the report dated 12 May 2004 entitled “Actuarial evaluation of Fideuram Vita SpA on 31 December 2003” in conformity with the conditions contained in a letter of appointment conferred jointly by SPIMI and Banca Fideuram on 5 February 2004.

For Fideuram Assicurazioni:

•                  The balance sheets drafted according to the civil code provisions and the consolidated balance sheets for the financial years 2002 and 2003;

•                  Actuarial evaluation of Banca Fideuram Assicurazioni as at 31/12/2003 as set out by Tillinghast in the report dated 23 December 2003 entitled “Fideuram Assicurazioni SpA — Independent evaluation of reserves of accident claims and calculation of the appraisal value as at 31 December 2003” pursuant to the terms of the conditions contained in a letter of appointment conferred jointly by Banca Fideuram and Fideuram Vita on 4 December 2003; and

•                  Contract executed on 8 March 2004 by Fideuram Vita and Banca Fideuram for the sale of Fideuram Assicurazioni.

For SPIMI:

•                  The balance sheets drafted according to the civil code provisions and the consolidated balance sheets for the financial years 2002 and 2003;

•                  - Half year balance sheets drafted according to the civil code provisions and the consolidated balance sheets as at 30 June 2002 and 2003;

•                  Quarterly consolidated reports concerning the financial years 2003 and 2004; and

•                  Stock Exchange prices trend of the SANPAOLO IMI ordinary shares over certain significant lengths of time.

•                  In addition to the examination of the above-mentioned documents, the Board also used, with the assistance of the Advisor, of public information, including that concerning recent operations regarding, or having a similar structure to, the Spin off and, as such, considered relevant.

Difficulties and limits

In completing the evaluations the following limitations and difficulties were found:

•                  the absence of a significant sample of quoted companies comparable to Fideuram Vita at both national and international level, limited the applicable evaluation methodologies;

•                  the profitability of Fideuram Vita is particularly sensitive to mechanisms of commission retrocession established between the distribution networks and the product company itself. Therefore the possibility of comparing Fideuram Vita against other companies operating within the same sector is limited;

•                  the above-mentioned retrocession mechanisms incurred variations during the course of the year 2003, whereby there were no references concerning the historic profit profile of Fideuram Vita. The Distribution Agreement which Banca Fideuram and the Insurance Pole intend to sign further modifies the ratios of retrocession and thus also the future profit profile of Fideuram Vita;

•                  the financial plan of Banca Fideuram concerning the financial years 2003/2005, approved by the Board on 12 December 2003, was drafted on a date prior to the definition of the Distribution Agreement between Banca Fideuram and the Insurance Centre which the parties intend to subscribe; and

•                  the capital of Fideuram Vita consists of two different categories of shares.

Analysis of the estimate of the assignment ratio

Introduction

The estimate of the ratio of assignment for the purposes of the Spin off includes the evaluation of the value of the shareholding which is its object (“Holding”) and the ordinary SPIMI shares (“Shares”). The methodologies adopted to this end took into account the fact that the Holding refers to a non-quoted company operating in the life insurance sector while the Shares represent a limited quota of the capital of a quoted company operating in the banking sector.

Taking into account the above-mentioned considerations, the following methodologies were adopted for the purposes of the evaluation of the Holding and the Shares.

Fideuram Vita

In order to achieve the estimation of the value of the Holding, it was taken into account, in choosing the appraisal methodologies, not only the historic economic-financial and expected results, but also the distinctive characteristics of Fideuram Vita and other quality and quantity circumstances likely to influence the evaluation of the Holding.

The evaluation methods adopted for the estimate of the Holding refer to broad-based methodologies accepted and used in national and international evaluation practice for the insurance sector:

•                  the criterion of the Appraisal Value; and

•                  the criterion of multiples paid in comparable  operations.

In the selection and application of the above-mentioned criteria, the characteristics, advantages and implicit limits in each of them were considered with the assistance of the Advisor, on the basis of professional, national and international evaluation practice normally observed in the insurance sector. In particular, the Appraisal Value criterion was considered the most significant methodology in that it makes it possible to determine the value of the Holding on the basis of an actuarial analysis and the forecast development of Fideuram  Vita, taking into account the Distribution Agreement to be subscribed between Banca Fideuram and the Insurance Centre. The criterion of the multiples paid in comparable operations was used as a control methodology. In view of the absence of a significant sample of quoted companies comparable to Fideuram Vita, the criterion of market multiples or statistical regression was not used.

The share capital of Fideuram Vita consists of ordinary and privileged shares. Taking into consideration the characteristics of these shares, it is considered correct to consider the privileged shares on a level with ordinary shares.

SPIMI

In order to achieve the estimation of the value of the Shares, it was taken into account the following:

•                  ordinary SPIMI shares are listed on the Shares Telematic Market organised and managed by Borsa Italiana SpA (“MTA”) and SPIMI is placed among the Italian companies of major capitalisation;

•                  the volumes of ordinary SPIMI shares exchanged on a daily basis show that the shares are highly liquid;

•                  the major financial brokers regularly publish research documents on SPIMI, thus contributing to the distribution of information and analysis necessary for the market price to adequately reflect the value of the share; and

•                  the Shares to be assigned to shareholders of Banca Fideuram represent only a limited quota of the ordinary share capital of SPIMI.

By common agreement with the Advisor, it was therefore considered appropriate to select the Stock Exchange quotation method as the major evaluation method for the estimate of the value of the Shares, and the criterion of the market multiples as a control methodology. In the selection and application of the above-mentioned criteria, the characteristics, advantages and implicit limits of each of them were considered, on the basis of professional, national and international evaluation practices normally followed in the banking sector.

Evaluation methodologies adopted for the evaluation of Fideuram Vita

1. Appraisal Value Criterion

The Appraisal Value criterion estimates the value of an insurance company on the basis of the following elements:

•                  The Embedded Value which is an estimate of the value of a company using actuarial techniques, and is equal to the sum of the adjusted net assets and the value of the existing portfolio (Value In-Force, “VIF”) on the date of evaluation;

•                  The goodwill, that is the current net value of the future profits deriving from the new production to be achieved within a certain time frame.

2. Criterion of multiples paid in comparable operations

The criterion of multiples paid in comparable operations is based on the analysis of the multiples paid in acquisition operations within the framework of the Italian insurance market having as its object companies considered comparable to Fideuram Vita. For the application of the model, a series of ratios (multiples) is calculated, between the implicit value attributed to the companies on the basis of the price paid for the acquisition of a quota of its capital and certain significant parameters, particularly the Embedded Value. The average ratios thus obtained are then applied to the results of Fideuram Vita in order to obtain the value of the insurance company itself.

Methodology of evaluation adopted for the evaluation of SPIMI

1. Criterion of Stock Exchange quotations

The criterion of Stock Exchange quotations expresses the value of the company which is the object of evaluation on the basis of the capitalisation expressed on the basis of the prices of the securities, negotiated on regulated share markets, representative of the company itself. In particular, the method of Stock Exchange quotations is considered essential for the evaluation of listed companies, should the average volumes exchanged be significant.

Within the framework of the application of this criterion, it is appropriate to indicate a fair balance between the necessity of mitigating, through observations over sufficiently long periods of time, the effect of volatility of the daily rates on the one hand, and on the other hand, to use current data which indicate a recent market value of the company which is the object of evaluation. In particular, we made reference to the official average of the last month.

Taking into account the fact that the Board of Directors of SPIMI deliberated a dividend on 29 April 2004, and considering the period of the Spin off, whereby the Shares will be assigned to the shareholders of Banca Fideuram after the payment of these dividends, reference was made in the reference of the ratio of assignment to the value of the official Stock Exchange prices net of the economic effects of payment of the dividends. By means of subtracting the value of the dividend from the value of the official Stock Exchange price estimated during the period of time of reference, the value of the share ex dividend was obtained.

2. Criterion of market multiples

According to the criterion of market multiples, the value of a company is determined by assuming as reference the indications provided by the Italian insurance market with regard to companies with similar characteristics to that which is the object of evaluation.

The method is based on the determination of multiples calculated as the ratio between stock exchange values and assets and economic/financial values  of a selected sample of comparable companies. The multipliers thus determined are applied to the corresponding dimensions of the company which is the object of evaluation, with the appropriate integrations and adjustments, in order to estimate an interval of values if this is not listed or to verify whether these multipliers are in line with those expressed by the market for the company which is the object of evaluation, if this is listed.

The multiples may be adjusted if there are contingent situations of difference between the comparable companies and the company which is the object of evaluation.

The application of the criterion did not lead to results substantially out of line with those obtained by using the criterion of stock exchange quotations.

Results and conclusions

In consideration of the introductions indicated and on the basis of the analyses carried out according to the criteria described by the Advisor, the following results were achieved:

Values	Minimum	Maximum
Value of the Holding Fideuram Vita (in millions of euro)
• Appraisal Value Criterion	654	703
• Criterion of multiples paid in comparable operations	603	724
Value per SPIMI Share (in €)
• Criterion of Stock Exchange quotations (1)	9.27

Note: (1) Value per share ex dividend resulting from the average of the official Stock Exchange prices of the ordinary SPIMI shares of the last month.

On the basis of the above-mentioned estimates, by dividing the minimum/maximum value of the Holding per Banca Fideuram share, obtained through the Appraisal Value criterion, for the value of a Share determined by applying the criterion of the Stock Exchange quotations, the Advisor achieved the indication of the following interval of assignment ratios:

0.0720 — 0.0774 ordinary SPIMI shares for one Banca Fideuram share

The Board of Directors of Banca Fideuram shared and accepted the evaluation considerations expressed by the appointed Advisor, in terms of both the methodology used and the results obtained. The Board considered that the evaluation methods used, in line with the best practice and national and international doctrine, must be considered for the evaluation of the values concerning the economic capital of the two companies, as a whole and not individually, while making particular reference for the determination of the value of the economic capital of SPIMI to the criterion of Stock Exchange quotations. On the basis of these evaluation elements, the determination of the following assignment ratio was therefore achieved:

0.07470 SPIMI shares for each Banca Fideuram share.

7. LEGAL AND ACCOUNTING PROFILES OF THE SPIN OFF AND TERMS AND CONDITIONS FOR THE ASSIGNMENT OF SHARES

Characteristics and conditions of the spin off operation

The Spin off falls within the plan of specialisation of the Banca Fideuram activity and of the rationalisation of the insurance businesses  within the SPIMI Group, the objective of which, dictated by the current market trend, is the creation of a pole in which will be merged the various companies of the SPIMI Group, which operate at present in both the life and damage branches.

The aforesaid plan is planned to be implemented by means of a process of concentration of the controlled insurance companies, the major stages of which are represented by the following operations:

(i) spin off of the entire shareholding owned by SPIMI Wealth Management SpA, a company wholly controlled by SPIMI, in Sanpaolo Vita SpA in favour of Noricum Vita SpA, also directly and indirectly controlled by SPIMI;

(ii) spin off of the shareholding owned by Banca Fideuram in Fideuram Vita Compagnia di Assicurazioni e Riassicurazioni SpA (as already defined Banca Fideuram Vita) in favour of SPIMI;

(iii) merger by incorporation of Vita SpA and Fideuram Vita into Noricum.

The above operations are subject to ISVAP approval—given the area of competence—and the completion of the Spin Off is also subject to the release of an authorization from Bank of Italy in accordance with, and by effect of, Article 57 of Legislative Decree no. 385 of 1 September 1993.

All the described operations, even though legally and logically distinct, are meant for the implementation of a unitary project—of substantially contextual implementation—so that none of the spin off and merger operations can be implemented in absence of the prescribed authorizations for the above operations and, in particular, that the operation described under (iii) above will take effect after the spin off operations that precede it.

The partial proportional Spin off operation of Banca Fideuram in favour of SPIMI involves the assignment to SPIMI of the shareholding held by Banca Fideuram in Fideuram Vita equal to 9,369,360 ordinary shares, corrensponding to 100% of the capital represented by ordinary shares, and 4,524,873 privileged shares, equal to 99.4% of the capital represented by privileged shares, that is an overall shareholding equal to 99.8% of the share capital of Fideuram Vita (the “Holding”).

Accounting effects of the operation

As a consequence of the assignment of the Holding to the Beneficiary Company, the net accounting assets of Banca Fideuram were reduced from 795,600,752.12 euro to 570,451,869.62 euro, all having already taken into account the allocation of the financial year result as at 31 December 2003.

The reduction of the net assets will take place according to a criterion of proportionality between capital and reserves, taking into account the ratio between the current accounting value of the compendium subject to Spin off and the net accounting assets of the company subject to Spin off, and the necessity to round up the single face value of the ordinary shares of Banca Fideuram.

In particular:

(a)               the share capital will be reduced from 254,875,546.64 euro to 186,255,207.16 euro by reducing the face value of the shares from €0.26 to €0.19;

(b)              the legal reserve will be reduced from 50,975,109.33 euro to 37,251,041.43 euro (remaining equal to 20% of the share capital);

(c)               the remaining reserves will be reduced from 489,750,096.15 euro, 346,945,621.03 euro, for the residual amount of 142,804,475.12 euro, including:

re-evaluation reserve, 3,467,859.09 euro;

share premium reserve 52,736,602.40 euro;

extraordinary reserve 86,600,013.63 euro;

As effect of the assignment of the Holding in its favour, SPIMI will increase its own share capital up to a maximum of 73,611,294 euro by issuing a maximum number of 26,289,748 ordinary shares with par value of 2.80 euro per share.

Legal profiles

From a statutory perspective, the Spin Off will be implemented in accordance with Articles 2506 et following of the Civil Code and according to the terms and conditions contained in the spin off plan. The assignment of ordinary SPIMI shares to the Banca Fideuram shareholders will be proportional to the quota held by each shareholder, other than SPIMI, in the Spin-off company and the share assignment ratio will be set as follows:

no. 0.07470 ordinary SPIMI shares for every BF share

The Spin Off will be implemented by referring to—using balance sheet positions for spin off purposes, in accordance with and by effect of Article 2501-quarter of the Civil Code (as per Article 2506-ter, first paragraph)—the financial statements as of 31 December 2003 of BF and SPIMI, respectively approved by the shareholders’ meeting of Banca Fideuram on 22 April 2004 and the shareholders’ meeting of SPIMI on 29 April 2004. The Spin off will take place at the accounting values which the elements of the transferred assets and liabilities have in the aforesaid balance sheet of the Company subject to Spin off.

No criteria are set out No share assignment criteria other than the proportional method will be implemented. The shareholders of BF shares—that are not SPIMI shares—will receive 0.07470 ordinary shares of SPIMI for each BF share held, as better described in the preceding paragraph.

No single shareholder may be assigned fractional SPIMI shares. Within the assignment methods of SPIMI shares, a service for handling any potential fractional shares will be made available to BF shareholders through authorized intermediaries in order to allow rounding to the lowest or highest unit of the newly issued ordinary shares; this will be conducted at market prices and without additional costs, stamp duties or commissions.

The newly issued ordinary shares created for the Spin Off will be assigned to those with the right to them—through the respective authorized intermediaries adhering to Monte Titoli S.p.A.—on the effective date of the Spin Off. BF shares that are not dematerialized can be only be assigned upon the delivery of these to an intermediary authorized in their issue into a management system using a dematerialization system.

Due to the effect of the Spin off, by effect of the Spin Off, shareholders of BF shares other than SPIMI will receive ordinary SPIMI shares with a nominal value of 2.80 euro each. These ordinary shares will have regular enjoyment and will provide equal rights to their owners with respect to ordinary shares already issued on the effective date of the Spin Off.

The Spin off does not give rise to the right of withdrawal under the terms of article 2437 of the Civil Code since, due to the effect of the Spin off, none of the causes of withdrawal stated within will apply.

Further, the law provisions concerning the exercise of the right of withdrawal under article 2437 quinquies of the Civil Code do not apply, since the ordinary shares of the Company subject to Spin off, listed on the Shareholding Telematic Market managed by Borsa Italiana SpA, and the Beneficiary Company, also listed on the Shareholding Telematic Market and the New York Stock Exchange (NYSE), will remain listed also at the end of the Spin off.

Pursuant to the terms of article 2506 quater of the Civil Code, the effects of the Spin off will come into force as from the last date for registration of the deed of spin off or from the later date eventually included in the deed of spin off. Having regard to the effects set forth by article 2501 ter no. 6 of the Civil Code, mentioned in article 2506 bis of the Civil Code, the accounting effects of the Spin off will be imputed to the SPIMI balance sheet as from the same date.

Shareholers and shareholders’ agreements

Shareholders  of the Company subject to Spin off

On the date of the present report, the shareholders of the Company subject to Spin off who directly or indirectly held more that 2% of the ordinary share capital of such company, on the basis of the results of the shareholders’ ledger and communications of the relevant holdings pursuant to the terms of article 120 of the legislative Decree of 24 February 1998 no. 58, are as follows:

Shareholder	Number of ordinary shares	% on the ordinary share capital
Sanpaolo IMI SpA	628,338,273	64.097
Invesp SpA	90,945,677	9.277

As effect of the Spin Off, there will not be any changes to neither the shareholders or control structure of Banca Fideuram, which will continue to be exercised by right by

SPIMI, in accordance with Article 93 of Legislative decree no. 58 of 24 February 1998.

Shareholding body of the Beneficiary Company

On the date of the present report, the shareholders of SPIMI as of 29 April 2004 are as follows:

	Number of	% on the ordinary
Shareholder	ordinary shares	share capital
Banco Santander Central Hispano SA	158,214,782	10.920
Compagnia di Sanpaolo	108,662,399	4.857
Giovanni Agnelli & c. Sapa	70,371,000	4.857
Fondazione Cassa di Risparmio di Padova e Rovigo	63,487,817	4.382
Deutsche Bank A.G.	54,277,374	3.746
Fondazione Cassa di Risparmio in Bologna	45,174,581	3.118
Mediobanca	35,448,000	2.447
Fondazione Cariplo	32,057,549	2.213
Caisse des Dépôts et Consignations	31,294,572	2.160

In view of the small number — against the total share capital of the Beneficiary Company — of the shares to be assigned to the shareholders of the Company subject to Spin off, other than SPIMI, there will be no significant effects on the composition of the shareholders of the Beneficiary Company.

Effects of the Operation on para-company agreements pursuant to the terms of article 122 of the Legislative Decree of 24 February 1998 no. 58.

Adherents to relevant shareholders’ agreements, in accordance with Article 122 of Legislative decree no. 58 of 24 February 1998, of companies participating in the Spin Off have not issued any communication related to the potential effects created by the Spin Off on those agreements.

Modifications to the charter

Charter of the Company subject to Spin off

According to the spin off, the share capital of Banca Fideuram (article 5) will be reduced from 254,875,546.64 euro to 186,255,207.16 euro. No other changes modifications have been planned to be made to the Banca Fideuram charter or Bylaws as a consequence of the spin off operation.

The text of the Banca Fideuram charter, after the effect of the spin off, is attached to the Draft Spin off.

It should be noted that the Shareholders’ Meeting of Banca Fideuram, called to approved the spin off plan, will be preliminarily called to approve, in a separate agenda item of the day, the modifications to the Banca Fideuram Articles of Association itself, also for the purpose of adaptation to the corporate law reform. The text of the new provisions which—subject to the approval by Banca Fideuram’s shareholders and the necessary regulatory authorization—will be inserted into the Articles of Association are attached to the spin off plan as Attachment B.

Charter of the Beneficiary Company

As a result of the Spin Off, the share capital of SANPOALO IMI (Article 6) will be increased to a maximum of 73,611,294 euro, through the issue of maximum 26,289,748 ordinary shares with a nominal value of 2.80 euro each.

The text of SANPAOLO IMI’s Articles of Association, as resulting from the Spin Off, is attached to the spin off plan as Attachment C as an integral and substantial part of the plan.

It should be noted that the Shareholders’ Meeting of SANPAOLO IMI, called to approved the spin off plan, will be preliminarily called to approve, in a separate agenda item of the day, the modifications to the SANPAOLO IMI Articles of Association itself, mainly related to the new organizational structure of Management and for the purpose of adaptation to the corporate law reform. The text of the new provisions which—subject to the approval by SANPAOLO IMI’s shareholders and the necessary regulatory authorization—will be inserted into the Articles of Association are attached to the spin off plan as Attachment D.

8. TAX CONSEQUENCIES OF THE SPIN OFF ON THE COMPANIES INVOLVED

In accordance with Article 173 of the Consolidated Tax Income Law, approved by Ministry Decree no. 917 on 22 December 1986, as modified by Legislative Decree no. 344 of 12 December 2003, the spin off will not result in the implementation or distribution of capital gains or losses on assets of the Spun-off company. In addition, the greater values booked in the financial statements will not create income for the beneficiary company up through the so-called “cancellation deficit” (difference between the cost of the shares of the company subject to spin off, annulled due to the effect of the spin off and the value of the corresponding quota of the accounting net assets of the same company) or the so-called “exchange deficit” (difference between the increase of capital of the beneficiary company and the net accounting assets of the company subject to spin off).

The assets of the Spun-off company will retain the values recognized for tax purposes in the original company.

In determining net income for the beneficiary company, neither the surplus booked in the financial statements because of the effects of the exchange of the shares of the Spun-off company with the shares of the beneficiary, nor the cancellation surplus, is taken into account.

The suspended tax reserves of the Spun-off company, including those only taxable in the case of distribution, will be recreated in the financial statements of the beneficiary and, as a result, maintaining the original fiscal structure in proportion to the respective shares of book-value shareholder’s equity that are transferred or are left over. In particular, there are no suspended tax reserves of the Spun-off company that are related specifically or as a whole to the elements of the capital assets subject to spin off.

Other net income or capital reserves that moved from the Spun-off company—unlike those for suspended tax—retain the same nature with the beneficiary as they had with the original Spun-off company.

Neither the Spun-off company nor the beneficiary have reported tax losses.

For the purposes of income taxation, the spin off will not have retroactive effects coincides with that established pursuant to the terms of article 2506 quater of the Civil Code.

For shareholders of the Spun-off company, the assignment of the shares held by the spin off company with those of the beneficiary company will not result in the implementation nor distribution of capital gains or losses, nor will it result in revenues. The fiscally acknowledged cost of the holding in the section is attributed to the shares of the beneficiary received in exchange, in proportion to the ratio between the net accounting assets transferred to the beneficiary and those remaining after the spin off.

The section constitutes an operation excluded from the field of application of VAT, pursuant to the terms of article 2, paragraph 3, letter f) of the presidential Decree no. 633/1972, and is subject to registration tax at fixed rate.

It has not been determined whether the spin off will be qualified as a neutral transaction for the shareholers under a tax point of view according to the provisions applicable in jurisdictions different from Italy, nor whether in tese jurisdictions the non Italian shareholders will be subject to particular tax regimes. It is therefore reccomended to non Italian shareholders to seek the advice of their own tax consultant with regard to the tax regime applicable to the spin off and to the ownership of the SPIMI Shares.

The Board of Directors	Rome, 18 May 2004